EXHIBIT 4.4



                            iQ POWER TECHNOLOGY INC.

                             1998 STOCK OPTION PLAN
                                 AMENDMENT NO. 3




     Section 3 of the 1998 Stock Option Plan is amended to read as follows:


3.   STOCK.

     The Plan Administrator is authorized to grant Options to acquire up to a total of 3,448,000 (post-2000 consolidation) common shares of the Corporation's authorized but unissued, or reacquired, Common Stock. The number of shares with respect to which Options may be granted hereunder is subject to adjustment as set forth in Section 5(m) hereof. If any outstanding Option expires or is terminated for any reason, the shares of Common Stock allocable to the unexercised portion of such Option may again be subject to an Option granted to the same Optionee or to a different person eligible under Section 2 of this Plan.

This Amendment No. 3 was approved and adopted by the directors of the Corporation on June 4, 2001, and the shareholders of the Corporation of June 28, 2001.


/s/ Gregory A. Sasges
--------------------------------------------
GREGORY A. SASGES, Secretary


Effective Date: June 28, 2001.